Exhibit 21.1

SUBSIDIARIES OF FARMER BROS. CO.

Farmer Bros. Co., a Delaware corporation

FBC Finance Co., a California corporation

Coffee Bean Holding Co., Inc., a Delaware corporation

Sierra Herb (inactive), a California corporation